Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Declares Quarterly Common and Preferred Dividends

For Release August 18, 2022

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors declared the following quarterly cash dividends for the third quarter of 2022, in each case to shareholders of record on September 15, 2022, payable on October 3, 2022:

•	A dividend of $0.07 per share on the Company’s outstanding shares of its common stock (NASDAQ:MBIN);

•	A dividend of $0.4375 per share on the Company’s outstanding shares of its 7% Series A preferred stock (NASDAQ:MBINP);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series B preferred stock (NASDAQ:MBINO);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series C preferred stock (NASDAQ:MBINN).

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking. Merchants Bancorp, with $11.1 billion in assets and $8.3 billion in deposits as of June 30, 2022, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com